PROSPECTUS SUPPLEMENT                           Filed pursuant to Rule 424(b)(3)
to Prospectus dated December 18, 1996                 Registration No. 333-13625


                                  $158,545,000

                               VIVRA INCORPORATED

                   5% CONVERTIBLE SUBORDINATED NOTES DUE 2001
                                       and
                             SHARES OF COMMON STOCK
                        ISSUABLE UPON CONVERSION THEREOF

     This Prospectus Supplement relates to the resale by the holders (the "Selling Securityholders") of 5% Convertible Subordinated Notes Due 2001 (the "Notes") of Vivra Incorporated ("Vivra" or the "Company"), and the shares of Common Stock, par value of $.01 per share (the "Common Stock"), of the Company issuable upon the conversion thereof (the "Conversion Shares").

     This Prospectus Supplement should be read in conjunction with the Prospectus dated December 18, 1996, which is to be delivered with this Prospectus Supplement. All capitalized terms used but not defined in this Prospectus Supplement shall have the meanings given them in the Prospectus.

     The information in the table appearing under the heading "Selling Securityholders" in the Prospectus is superseded as to Smith Barney Inc. by the information appearing in the table below:

                                                                                      Number of
                                          Principal Amount     Percentage of      Conversion Shares      Percentage of
                                              of Notes             Notes                That              Common Stock
                 Name                     That May be Sold      Outstanding        May be Sold (1)      Outstanding (2)
                 ----                     ----------------      -----------        ---------------      ---------------

Smith Barney Inc.......................      $ 10,445,000         6.59                   280,779               *

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*       Less than 1%.

(1) Assumes conversion of the full amount of Notes held by such holder at the initial conversion price of $37.20 per share; such conversion price is subject to adjustment as described under "Description of the Notes--Conversion." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon 40,359,010 shares of Common Stock outstanding as of October 31, 1996, treating as outstanding the number of Conversion Shares shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Notes but not assuming the conversion of the Notes of any other holder.

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               For a discussion of certain factors that should be
               considered in connection with an investment in the
                  securities offered hereby, see "Risk Factors"
                     beginning on page 6 of the Prospectus.

                              --------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

           The date of this Prospectus Supplement is January 8, 1997.